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                                                                   EXHIBIT 10.18


September 23, 1999


Mr. James Knighton
153 Terrace Drive
San Francisco, CA 94127

Re: Caliper Technologies Corp.


Dear Jim:

The purpose of this letter is to set forth the terms of your employment with Caliper Technologies Corp. (the "Company").

Position: Chief Financial Officer

Reporting: Daniel L. Kisner, M.D.

Duties: Supervision of Finance, Investor Relations and Public Relations

Compensation: Your compensation package would include the following:

     Base Salary: $20,417 per month (equivalent to $245,004 per annum), subject to standard payroll deductions and withholdings. Sign-on Bonus: $50,000 payable with the first paycheck following your date of hire. Performance
     Bonus: Based on performance goals to be determined, with a minimum of 30% of base salary guaranteed during the first 12 months of employment payable annually. Stock Grant: At such time as the closing price for Caliper Technologies Corp. trades at or above 125% of the initial public offering price for six consecutive months you will be granted shares of the company equal in value to $100,000 based on the IPO closing price.

Equity: Subject to the Board of Directors' approval, you will be granted an option to purchase 420,000 shares of Common Stock of the Company at the fair market value as established by the Board of Directors. The shares subject to the option will vest over a five-year period with 20% of the shares vesting one (1) year from your start date, and thereafter the shares shall vest at a rate of 1/60th of the shares per month at the end of each of the remaining 48 months. The options will be granted pursuant to the Company's 1996 Stock Option Plan.

     In addition to the forward vesting provisions stated in the Company's 1996 Stock Option Plan you would also be eligible for forward vesting of 12 months if your employment was involuntarily terminated or 24 months if following a change of control the plan forward vesting qualification event were to occur and your employment was involuntarily or constructively terminated.

Stock Option Related Cash Bonus: You will receive a cash bonus payable at exercise of your options equal to the difference between the exercise price and $1.00 per share. The resulting income to you from the award of this grant will be grossed up to cover your taxes.

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James Knighton
Terms of Employment
September 23, 1999

Benefits:You will receive all the employment benefits available to full time, regular exempt employees of Caliper Technologies Corp. Currently, given your base salary, the life insurance coverage provided is limited to a guaranteed limit of $235,000 with a maximum coverage limit of $300,000 based on proof of insurability. Our AD&D coverage is limited to $300,000. The current Long Term Disability plan provides for 66.7% of your monthly base salary to a limit of $10,000 per month. We are currently in the process of soliciting quotes to change these three benefits. We will be raising our life insurance and AD&D maximum benefits levels to $500,000. We will be changing both the maximum limit on our LTD to a more acceptable monthly maximum as well as changing the premium funding arrangement for more positive taxation of any disability benefit.

Relocation: See attached Caliper Technologies Corp. Relocation Coverage. Your relocation must occur within four years of date of employment.

Loan: You shall be eligible for a housing loan of up to $500,000 in connection with the purchase of a primary residence near the Company. This loan will be made to you by the Company with a maximum term of five years (with the due date for full repayment accelerated upon voluntary termination of employment to such date of termination) at such interest rate as shall be necessary to avoid imputed income to you under all applicable sections of the IRS Code. Interest on this loan will be paid on a monthly basis through automatic payroll deduction. The repayment of the principle will be due in full five years from the date of the loan.

Severance Pay: If your employment with Caliper Technologies Corp. is terminated involuntarily severance payments are agreed as follows: Termination for Cause, No severance; Constructive discharge or involuntary termination, base salary for 12 months or until you are employed by another company as a regular employee or full-time consultant, whichever is less; or change of control followed by involuntary termination, Base salary for 12 months or until you are employed by another company as a regular employee or full-time consultant, whichever is less.

Employment at Will: Your employment will be at will, which means it may be terminated at any time by you or the Company.

Start Date: September 30, 1999

Definitions:

     "Cause" shall mean the occurrence of any of the following: (i) Employee engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties, resulting, in either case, in material economic harm to the company, unless Employee believed in good faith that such conduct was in, or not opposed to, the best interest of the Company; (ii) any unjustified refusal to follow reasonable directives by the CEO or duly adopted by the Board; or (iii) conviction of a felony crime involving moral turpitude. Written notice shall be provided and the Employee shall have a 30-day period to correct.

     "Change of control" shall mean (i) any merger or consolidation of the Company with, or any sale of all or substantially all of the Company's assets to any other unaffiliated corporation or entity, unless as a result of such merger, consolidation or sale of assets the holders of the Company's voting securities prior thereto hold at least 50 percent of the total voting power in the surviving or successor corporation or entity, or
     (ii) the acquisition by any Person (other than any employee benefit plan, or related trust, sponsored or maintained by the Company or any affiliate of the Company) as Beneficial Owner (as such terms are defined in the Securities Exchange Act of 1934, as amended, or the rules and regulations there under), directly or indirectly, of securities of the Company representing 50 percent or more of the total voting power represented by the company's then outstanding voting securities. For purposes of this definition, the term "affiliate" shall mean any person which controls the Company, which is controlled by the Company, or which is under common control with the Company within the meaning of Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended. Notwithstanding any

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James Knighton
Terms of Employment
September 23, 1999



     provision in this agreement to the contrary, the term "affiliate" shall not include the Hewlett-Packard Company or Dow Corning Corporation or any subsidiary of either company.

     "Constructive Termination" shall mean either (i) a substantial reduction in Employee's duties, responsibilities or position or (ii) any substantial downward change in Employee's compensation or benefits, except for compensation and benefits changes which are consistent with downward changes for all Company executives.

As a condition of employment, you also agree to sign and comply with the Company's Proprietary Information and Inventions Agreement. In compliance with federal immigration law, you will be required to provide documentary evidence of your identity and eligibility of employment in the United States.

This letter contains the complete, final and exclusive embodiment of the terms of your employment with the Company. This letter shall be governed by California law without regard to conflict of laws principles.

We believe we are far along in the process of assembling a world class team and a broad and deep technology portfolio. We hope that you will join us in building a preeminent company. If the foregoing accurately reflects our agreement, please so indicate by signing where indicated below and returning the enclosed duplicate copy of this letter to me.

This offer will remain open until September 24, 1999.

                                       Sincerely,


                                       /s/ DANIEL L. KISNER
                                       ----------------------------
                                       Daniel L. Kisner, M.D.
                                       Chief Executive Officer & President
                                       Caliper Technologies Corp.



The foregoing is agreed and accepted.


/s/ JAMES KNIGHTON                         9/24/1999
-----------------------------          --------------------
    Mr. James Knighton                        Date


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September 24, 1999


Mr. James Knighton
153 Terrace Drive
San Francisco, CA 94127

Re: Addendum to offer of employment from Caliper Technologies Corp.


Dear Jim:

In addition to the terms and conditions stated in our offer of employment dated September 23, 1999, we add the following.

Reporting: Your reporting relationship is further defined as: the position of Chief Financial Officer reports to the President and Chief Executive Officer.

Resolution of Disputes: Any dispute, controversy or claim arising out of or related to your employment with Caliper Technologies Corp. or any termination of such employment shall be resolved by binding confidential arbitration, to be held in Santa Clara County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party will be responsible for their own costs and expenses, including attorney's fees, incurred in resolving any such claim.

Please be aware that this offer continues to be valid until 5 PM today, September 24, 1999. If you need to contact me this weekend you can reach me at my home number 650-508-8516.

                                       Regards,


                                       /s/ RICHARD C. BUTTS
                                           ----------------------------
                                           Richard C. Butts
                                           Senior Director, Human Resources
                                           Caliper Technologies Corp.


                                       ACCEPTED:

                                       /s/ JAMES L. KNIGHTON             9/24/99
                                           ----------------------        -------
                                           James L. Knighton               Date